Exhibit 16.1

Plante & Moran, PLLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

November 14, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read the Item 4.01 included in the Form 8-K of UpHealth, Inc., which we understand will be filed with the Securities and Exchange Commission on or soon after November 14, 2022 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Plante & Moran, PLLC
Denver, Colorado